Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Entergy Corporation, (which reports express unqualified opinions and include an explanatory paragraph regarding the change in 2006 in the method of accounting for defined benefit pension and other postretirement plans) and management's report on the effectiveness of internal control over financial reporting dated February 26, 2007, appearing in the Annual Report on Form 10-K of Entergy Corporation for the year ended December 31, 2006.

/s/ Deloitte & Touche

New Orleans, Louisiana
April 11, 2007